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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, October 18, 2000


CONTACTS:
Investor Relations                              Media Relations
J. Brad McGee                                   Judith Czelusniak
Executive Vice President,                       Senior Vice President,
Chief Strategy Officer                          Corporate Relations
Tyco International (US) Inc.                    Tyco International (US)Inc.
(603) 778-9700                                 (561) 988-7424


                    TYCO COMPLETES PURCHASE OF MALLINCKRODT

         Acquisition Will Have Immediate Positive Impact on Earnings; Strengthens Tyco Healthcare's Leading Positions in Medical Devices

Pembroke, Bermuda, October 18, 2000 -Tyco International Ltd. (NYSE: TYC; LSE:
TYI; BSX: TYC), a diversified manufacturing and service company, today announced that it has completed the acquisition of Mallinckrodt Inc. Under the terms of the merger agreement, Mallinckrodt shareholders will receive
 .9384 shares of Tyco common stock for each share of Mallinckrodt owned.  The
transaction is valued at approximately $4.2 billion.   Mallinckrodt, which
had 1999 revenues of $2.6 billion, has major positions in respiratory care, diagnostic imaging and analgesic pharmaceuticals.

"The Mallinckrodt acquisition will be immediately accretive to Tyco's earnings," according to L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "It offers consolidation opportunities as well as significant manufacturing, purchasing and distribution synergies. Our past acquisitions in Tyco Healthcare have achieved strong top line growth and operating efficiencies. The acquisition of Mallinckrodt also will provide ongoing positive benefits to Tyco shareholders.

"Tyco has a strong history of success in building leadership positions in the healthcare industry. Tyco Healthcare has grown to be a powerful force in disposable medical supplies and medical devices through previous acquisitions of such industry brands as Kendall, United States Surgical, Auto Suture, Sherwood, Davis & Geck, Graphic Controls and ValleyLab. With the addition of Mallinckrodt, Tyco Healthcare becomes the second-largest manufacturer, distributor and servicer of medical devices worldwide, and the leader in bulk analgesic pharmaceuticals," Mr. Kozlowski stated.



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This acquisition makes Tyco Healthcare the leader in the fast growing global respiratory care arena, with products such as Mallinckrodt endotracheal tubes, Shiley tracheostomy tubes, Nellcor pulse oximeters, Puritan-Bennett ventilators, and new technologies including the recently launched OxiFirst fetal oxygen monitor and HELiOS liquid oxygen system. Mallinckrodt also is a leader in developing new products in the growing alternate care markets for home oxygen therapy, sleep therapy and portable ventilation. In diagnostic imaging, Mallinckrodt has leadership positions in imaging contrast agents and radiopharmaceuticals, including Opitray and OptiMark. Pharmaceutical products include leadership positions in bulk pharmaceuticals and a rapidly growing dosage product line.

"The combined strength of Mallinckrodt's products and Tyco's global sales and service organization will allow Tyco Healthcare to leverage its international infrastructure and enhance penetration in key geographic markets," stated Mr. Kozlowski. "Mallinckrodt's strong positions in the respiratory, pharmaceuticals and diagnostic imaging segments will provide Tyco with excellent platforms for future acquisitions and licensing agreements."

About Mallinckrodt
Mallinckrodt is a global manufacturer and distributor of specialty medical products designed to sustain breathing, diagnose disease and relieve pain. Mallinckrodt does business in more than 100 countries and had fiscal 1999 net sales of $2.6 billion. Mallinckrodt is the industry leader in respiratory care products, including those used for oxygen monitoring, critical care ventilation and service as well as airway management disposables. In pharmaceuticals, Mallinckrodt is the number one manufacturer of bulk narcotics and other drug chemicals, and is the world's largest producer of acetaminophen. The growing dosage pharmaceutical segment is focused on pain management, addiction therapy and attention deficit hyperactivity disorder
(ADHD). Mallinckrodt also provides laboratory and microelectronic chemicals. Its imaging products include contrast media used in x-ray, magnetic resonance imaging (MRI), computer axial tomography (C-T) and ultrasound diagnostic procedures. Mallinckrodt's radiopharmaceuticals are used for diagnostic and therapeutic nuclear medicine procedures.

About Tyco International Ltd.
Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components and undersea telecommunication systems, and the world's largest manufacturer, installer and provider of fire protection systems and electronic security services. Tyco has strong leadership positions in disposable medical products, plastics and adhesives, and is the world's largest manufacturer of flow control valves. Tyco operates in more than 80 countries and has expected fiscal 2000 revenues of $28 billion.




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Forward-Looking Information
This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigations Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements in this release include statements addressing future financial and operating results and benefits of the acquisition.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the businesses of Tyco and Mallinckrodt will not be integrated successfully, and other economic, business, competitive and/or regulatory factors affecting Tyco's and Mallinckrodt's businesses generally.

More detailed information about these factors is set forth in Tyco's and Mallinckrodt's filings with the Securities and Exchange Commission, including Tyco's Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 1999, Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, their most recent Quarterly Reports on Form 10-Q, as amended, and their Current Reports on Form 8-K. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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